EXHIBIT 15.1

Former DAVIDsTEA CEO Joins True Leaf as Director

Sylvain Toutant will help guide the company’s continued growth as a leading plant-forward wellness brand for people and pets

VERNON, British Columbia, July 10, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE:MJ) (OTCQB:TRLFF) (FSE:TLA), a plant-forward wellness brand for people and their pets, announced today that Sylvain Toutant has been appointed to its Board of Directors as an independent member.

Mr. Toutant has more than 17 years of experience as an executive in the beverage and consumer packaged goods industries and is a recognized specialist in retailing. He most recently served as the Chief Executive Officer and President of DAVIDsTEA, Canada’s largest specialty tea boutique, where he was responsible for the company’s growth in Canada, the United States, and around the world. He also led the company’s successful IPO to NASDAQ.

Previously he served as President of Keurig Canada, where he accelerated growth through a strategic alliance with Keurig Green Mountain in the United States. He also headed Keurig's operations in the United Kingdom. Before that, he joined TC Global through the acquisition of Van Houtte and served as the Chief Operating Officer of its Canadian business unit. He also served as President of Reno-Depot, a chain of Canadian home supply stores, and was President and Chief Executive Officer of the Société des alcools du Québec (SAQ), Quebec's liquor board.

“Mr. Toutant has a solid history of building strong brands and sales-driven organizations – we are extremely happy to have him as part of our team,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “His expertise will be invaluable as we continue to grow True Leaf into a global brand. Our pet supplements are in more than 1,800 stores worldwide, and with Mr. Toutant’s guidance, we look forward to expanding into new countries and more stores.”

“When I found out about True Leaf’s pet supplements I was very intrigued about their use of hemp,” said Mr. Toutant. “I have two older dogs and inflammation is always a problem. I’m always looking for the best treats to help them live a better life. True Leaf has a unique growth opportunity to be a leader in the pet wellness industry while also operating in the cannabis space. I have the passion and drive to help take True Leaf to the next level.”

Mr. Toutant joins Chair Mike Harcourt and Director of Corporate Communications, Kevin Bottomley, on the company’s Board of Directors.

About True Leaf

True Leaf is a plant-forward wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of True Leaf Campus: the company’s cannabis cultivation facility being built in Lumby, British Columbia. Construction is expected to be completed in fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 1,800 stores across North America and Europe.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.